Exhibit 10.17

May 23, 2022

Bala Subramanian

Dear Bala,

Since the earliest days of UPS, 114 years ago, we’ve regarded our management team as partners. Our company’s founder, Jim Casey, established a culture where we share ownership in the company, a responsibility to help one another and our communities, and a commitment to integrity and the values of UPS.

We are proud to offer you the opportunity to join our partnership. On behalf of UPS, I am pleased to formally extend to you the offer of the position of Chief Digital and Technology Officer. Your talents and experience should enable you to make a valuable contribution to our team and I am confident that you will find the opportunity rewarding and challenging.

This Offer Letter confirms the key terms of our offer of employment and is subject to approval by the UPS Compensation and Human Capital Committee of the Board of Directors.

Compensation

•    Your initial base salary will be $725,000 annually ($60,416.67 monthly). Merit increases will follow UPS’ annual merit guidance and take effect with April payroll. Your start date will be July 15, 2022, and you will be eligible for your first merit increase in 2023. Your principal place of employment with UPS will be at the company’s corporate headquarters in Atlanta, Georgia, subject to reasonable travel requirements. As the Chief Digital and Technology Officer, you will report only to the Chief Executive Officer of UPS (the “CEO”),

•    You will be eligible to participate each year of your employment in the UPS Management Incentive Program (MIP) in accordance with the terms of the MIP as in effect from time to time. The target value of your annual MIP Performance Incentive award will be 130% of your annualized base salary. The actual award will be determined by multiplying your target award value by a factor that is determined based upon company performance against annually defined measures as well as by an individual performance factor that is determined by the CEO.

•    Currently, any earned MIP Performance Incentive award is paid one-third in electable cash and two-thirds in restricted performance units (“RPUs”) granted pursuant to the applicable UPS incentive compensation plan. MIP RPUs vest after one year and are paid in unrestricted (for purposes of this offer letter, “unrestricted” means freely transferrable with no holding period or other restrictions on you, subject to UPS’s Insider Trading Compliance Program Guidelines), fully vested UPS Class A stock (net of applicable tax withholdings). However, your initial MIP award for 2022, delivered in March 2023, will be prorated based on your hire date and paid entirely in UPS Class A stock.

•    As a UPS MIP participant, you will be eligible to receive annually a UPS MIP Ownership Incentive award. Under current program terms, your UPS MIP Ownership Incentive award is 1.50% of the value of your eligible UPS holdings (including outstanding and unvested MIP

RPUs) up to a maximum of one month’s base salary and is delivered in conjunction with MIP Performance Incentive awards in March of each year. Like the MIP Performance Incentive award, the UPS Ownership Incentive award is paid one-third in electable cash and two-thirds in RPUs. However, the UPS Ownership Incentive award for 2022, delivered in March 2023, will be paid entirely in unrestricted, fully vested UPS Class A common stock.
•    You will be eligible to participate in the UPS Long-Term Incentive Performance award program (LTIP) in accordance with the terms of the LTIP as in effect from time to time. The LTIP provides for equity grants to senior UPS leaders and is focused on delivering long-term shareholder value. LTIP awards currently are paid in Restricted Performance Units that vest and convert to UPS Class A common stock three years after grant. Your target LTIP award level will be 450% of your annualized base salary. The actual award values will be determined by company performance measured against financial targets established for the three-year performance period. Current metrics, which are subject to change, are Adjusted Earnings per Share (EPS) Growth and Adjusted Free Cash Flow (FCF) metrics with a third element, Relative Total Shareholder Return (RTSR). You will receive a 2022 LTIP award, prorated based on your hire date.

•    You will be eligible to receive an annual non-qualified stock option grant pursuant to the applicable UPS incentive compensation plan. Your target stock option award value is 50% of your annualized salary and is generally awarded in March of each year, and your first grant of stock options will occur in March 2023. Stock options vest pro-rata over five years, with a ten-year maximum term and are subject to the terms of the incentive compensation plan and an award agreement. The number of options will be determined by dividing the total grant value by the Black-Scholes valuation of the options determined as of the date of grant.

•    You will be eligible for participation in the UPS Deferred Compensation Plan. This plan allows deferral of up to 35% of your salary as well as the electable cash portion UPS MIP awards in accordance with the limitations set forth in the terms and conditions of the plan.

•    You will be eligible to participate in UPS’s defined contribution retirement program, subject to the terms and conditions thereof as in effect from time to time. As presently structured, the program provides:
o    A 50% company match on your contributions up to 6% of eligible compensation; and
o    A service-based UPS Retirement Contribution which begins as 5% of eligible compensation, increasing after five years of service, and is fully vested after three years of service.
•    You will be eligible for personal financial counseling services and tax return preparation reimbursement, within the limits established by UPS. The current annual limit for personal financial counseling and tax preparation services is $15,000.
Benefits

•    You will be eligible to participate in the UPS Flexible Benefits Plan in accordance with the terms and conditions thereof, including the following benefits:
o    Healthcare (multiple plan options)
o    Dental
o    Vision Care
o    AD&D Coverage
o    Life Insurance (self, spouse, children)
o    Critical Illness Insurance
o    Healthcare Spending Account
o    Child/Elder Care Spending Account

Information on the UPS Flexible Benefits Plan and enrollment will be provided separately to you.

•    You will be eligible for thirty (30) days’ vacation and five (5) personal days per annum.
•    The Chief Digital and Technology Officer position is based in Atlanta, Georgia. You will be eligible to participate in the UPS New Hire Homeowner Relocation Program (“Relocation Assistance”), including pre-move house-hunting expenses, temporary living expenses, current home sale and new Atlanta home purchase expenses (e.g. fees), household goods moving expenses, and final moving expenses. The terms and conditions of the Relocation Assistance program will be separately provided to you, if applicable.

Additional Compensation

    The following benefits (collectively “Transition Payments”) will be provided to you in consideration of the compensation that you are forfeiting due to your termination of employment from your previous employer. The information below is intended to provide you a summary of each of these Transition Payments. The Restricted Stock Unit (RSU) and RPU awards will be made pursuant to (and subject to the terms and conditions of) the UPS 2021 Omnibus Incentive Compensation Plan and applicable award agreements. These agreements will contain vesting schedules and other terms and conditions of the awards which are not inconsistent with the terms set forth in this offer letter.

    You will receive a special one-time grant on your start date of RSUs valued at $3,000,000 (for clarity, your start date will be the “date of grant”). The number of RSUs awarded will be calculated by dividing $3,000,000 by the closing price of UPS Class B common stock on the grant date. This grant will vest as follows subject to your continued employment through the vesting dates:

o    50% will vest on the first anniversary of your start date with UPS.
o    50% will vest on the second anniversary of your start date with UPS.

However, if your employment is terminated by UPS without “Cause”, as defined in section 2.a. of the UPS Protective Covenant Agreement and attached hereto as Exhibit A, or due to death or disability, vesting will continue in accordance with the terms of the award such that, for the avoidance of doubt, you (or your estate, as the case may be) will become vested in this award according to the preceding dates. Promptly following the vesting date, unrestricted, fully vested UPS Class A common stock will be issued to you (net of tax withholdings).

    In addition, you will receive a one-time grant on your start date of LTIP RPUs valued at $1,000,000. The number of RPUs subject to the award at target level will be calculated by dividing $1,000,000 by the closing share price of UPS Class B common stock on the grant date (“Target RPUs”). The Target RPUs will vest December 31, 2023 and will be payable in 2024 in shares of UPS Class A common stock, subject to your continued employment by UPS through the applicable vesting date. If your employment is terminated by UPS without “Cause”, or due to your death or disability, vesting will continue in accordance with the terms of the award, and will be paid to you or your estate, as the case may be. The total number of shares in UPS Class A common stock will be determined by multiplying the Target RPUs by the actual payout (expressed as a percent) under the company’s LTIP for the 2021 LTIP performance period. This award is expected to be certified and paid (less tax withholdings) in February 2024.

    You will receive cash payments in the total amount of $1,000,000 in four equal installments of $250,000 (less tax withholdings). You will receive the first payment within twenty-one days after the start of your UPS employment. Subject to your continued employment with UPS, you will receive the second, third and fourth payments six, twelve and eighteen months respectively, after the start of your UPS employment. If your employment is terminated by UPS without “Cause” or due to death or disability, then you shall still be entitled to the cash payment on that date.

    If your employment with your previous employer terminates before July 1, 2022 and you forfeit the $1,000,000 retention bonus you would have received from your previous employer for remaining employed until July 1, you will receive a cash payment of $1,000,000 (less tax withholdings) within twenty-one days after the start of your UPS employment.

Additional Terms

1.    You will be an “at-will” employee, which means either you or UPS may terminate your employment at any time and for any reason.

2.    If you are terminated for Cause or you resign from UPS within 36 months following your start date, you agree to repay within 30 days from your last day of employment a pro-rata amount of the total paid Transition Payments. (Cause is defined in section 2.a. of the UPS Protective Covenant Agreement.) You will be required to sign a separate repayment agreement before receiving these benefits. Pro rata amounts shall be calculated on a monthly basis. Upon the passing of each one (1) month period, the amount subject to repayment shall be reduced by one thirty-sixth (1/36). For example, if you resign after sixteen (16) months but before completion of seventeen (17), then you shall repay twenty thirty-sixths (20/36) of the Transition Payments received by you.

3.    If you are terminated for Cause or you resign from UPS within 36 months following your start date, you agree to repay within 30 days from your last day of employment the full amount of any Relocation Assistance you received. You will be required to sign a separate repayment agreement before receiving these benefits.

4.    In the event you are obligated to reimburse UPS for the Transition Payments or Relocation Assistance, then you expressly authorize UPS to deduct that amount from your paycheck, including but not limited to your final paycheck or any other compensation (including incentive compensation payments) to which you may be entitled at the conclusion of employment. Your signature below indicates your agreement to these repayment terms.

5.    Your employment is contingent upon your signing the attached UPS Protective Covenant Agreement. This agreement protects the company’s intellectual property, talent and competitive advantages while also meeting stockholder expectations governing executive compensation. You are encouraged to read this agreement carefully and make sure that you understand its terms. In summary, the restrictions set forth in the Agreement include:
•    A prohibition on disclosure of the company’s confidential information;
•    A non-compete provision covering all domestic and worldwide geographic areas in which UPS does business in the transportation and logistics industries; and
•    A prohibition on recruiting or soliciting Company employees and customers.

6.    This offer is contingent on background check results.

7.    Your continued employment is contingent on your maintaining valid immigration and work status in the United States. If for any reason your immigration or work status changes and you become ineligible to reside or work in the United States, this will be treated as your resignation from UPS.

8.    We anticipate your start date with UPS to be July 15, 2022.

Summary

Compensation	Amount
Base Salary	$725,000/year ($60,416.67/month) - Merit increases are recommended and applied in April each year.
Management Incentive Program (MIP) Performance Incentive
Target of 130% of annualized salary.
-    Awards generally granted in March each year
-    2022 award (paid in 2023) will be prorated based on hire date
-    Initial award will be paid in unrestricted Class A UPS stock (March 2023)
-    Subsequent awards payable 1/3 electable cash and 2/3 RPUs with one-year vesting.

Management Incentive Program (MIP) Ownership Incentive
1.50% of the value of eligible UPS holdings (up to one month’s salary)
-    Eligible holdings include Class A UPS stock and any outstanding or unvested RSUs and MIP RPUs (except LTIP RPUs)
-    Same delivery as MIP Performance Incentive

Long-Term Incentive Performance Award (LTIP) Program	Target of 450% of annualized salary. - Awards generally granted in March each year - Delivered in RPUs and payable at completion of 3-year performance period - Prorated 2022 LTIP award of $2,718,750
Stock Option Grant	Target of 50% of annualized salary. - Awards generally granted in February each year
TOTAL TARGET DIRECT COMPENSATION	$5,352,917 (does not include Additional Compensation)

Benefits	Detail
UPS Retirement Program	Currently 50% company match on contributions up to 6% of eligible compensation + Service-based UPS Retirement Contribution (which begins at 5% of eligible compensation).
UPS Flex Benefits Plan	Healthcare (multiple plan options), Dental, Vision Care, AD&D Coverage, Life Insurance, Critical Illness Insurance, Healthcare Spending Account, Child/Elder Care Spending Account.
UPS New Hire Homeowner Relocation Program	Pre-move house-hunting expenses, temporary living expenses, home purchase expenses (e.g. fees / closing cost), household goods moving expenses, and final moving expenses.
Paid Time Off: Vacation + Discretionary	30 days + 5 discretionary days

Transition Payments	Amount
Transition Payments
$3,000,000 in RSUs
-    50% vest on first year anniversary
-    50% vest on second year anniversary
$1,000,000 in LTIP RPUs
-    100% vest December 2023
-    Pay in February 2024
$1,000,000 in total cash payments
-     Pay in four equal installments
-    Hire date, 6, 12 and 18 months employment
$1,000,000 cash payment
-    Paid after hire date
-    Contingent on forfeiture of $1,000,000 retention bonus from previous employer

I look forward to working with you and expect you will find your partnership with UPS to be a rewarding and exciting experience.

Sincerely,

/s/ CAROL B. TOMÉ
Carol Tomé
UPS Chief Executive Officer

Acceptance

I have read the offer of at-will employment UPS has presented to me in this Offer Letter. I understand and agree that if I choose to accept UPS’s offer that my employment at UPS, both in the position of Chief Digital and Technology Officer, and in any other position to which I may be transferred or promoted in the future, my employment is and will remain “at-will” and that both UPS and I will have the right to terminate the employment relationship at any time and for any reason without prior notice. I also understand and agree that neither company policy, practice nor employee statements to me can alter the at-will status of my employment. My status as an at-will employee may be modified only by a written employment agreement so specifying and signed by an officer of UPS.

ACCEPTED BY:

/s/ Bala Subramanian
(Signature, Bala Subramanian)

May 24, 2022
(Date)

BALA SUBRAMANIAN
(Print Name)